EXHIBIT 10.17
                   CORE DRILLING PROPOSAL

A.   ADMINISTRATIVE INFORMATION:

     1.   HANOVER GOLD CO., hereinafter referred to as the
          Company.
     2.   N. A. Degerstrom, Inc., hereinafter referred to as the
          Contractor.
     3.   Date of Proposal:   May 01, 1998.
     4.   Location State:     MONTANA   near: VIRGINIA CITY.
     5.   Project Name:  HANOVER GOLD

B.   SCHEDULE OF RATES:

     1.   Mob - De - Mob
          a) Total cost of mobilizing one Drill and all support equipment to a staging area near job site on date agreed upon by Contractor and Company will be invoiced at the lump sum of $2,000.00
          b)   De-Mob of equipment: No charge.

     2.   CORE DRILLING RATES:
          a) Footage rates include bits, core barrels and rods unless otherwise specified below:

                    DEPTH               HX-HQ          NX-NQ
                    Overburden          $20.00         $20.00
                    0-50 ft.
                    0-500 ft.           $17.55         $16.80
                    500-1000 ft.        $18.65         $17.80

          b)   Diamond Bit cost in excess of $3.00 per ft.
               average will be invoiced to company.
          c) Subsistence in the amount of $20.00 per day per man will be invoiced to company.

     3.   HOURLY RATES, RIG OPERATING:
          a) Time consumed in the following activities will be invoiced at the rate of $95.00 per hour per two man crew.
          a.1) Cementing, drilling out cement, hole
               conditioning, and regaining lost circulation.
          a.2) Surveying
          a.3) Installing and recovering casing
          a.4) Reaming and re-entry of per-collared R/C holes.
          a.5) Hole abandonment per state regulations.

     4.   HOURLY RATES NON-OPERATING:
          a) Time consumed in the following activities will be invoiced at the rate of $95.00 per hour per two man crew.
          a.1) Moving between holes, setting up and tearing
               down including first and last hole.
          a.2) Standby time ordered by the company's representative. a.3) Delays not caused by contractor.
     4.   a.4) Waiting for cement to set during normal shift hours.

     5.   TIME AND EQUIPMENT CHARGES:
          a) If a third-party survey instrument or a third-party drilling device is required, contractor will secure same and invoice the company at list price plus 15%.
          b) Supply pump if used will be invoiced at the rate of $20.00 per day.

     6.   MATERIALS
          a) Casing lost, damaged or left in hole at company's request; core boxes, cement, drilling mud, mud additives, lost circulation materials consumed, casing shoes damaged or left in hole and other supplies consumed or damaged beyond use due to hole conditions will be invoiced at list price plus 10%.

C.   EQUIPMENT AND WORKING SCHEDULES:
     1.   Contractor will utilize the following:
          Drill Rig:          Long Year 34
          Vehicles:      F-250 pickup
                         Mack 3 axle water truck
          Pumps:              as needed
          Waterline:          as needed

D.   CORE RECOVERY CLAUSE
     To Drilling Services - N. A. Degerstrom, Inc., Core recovery and hole completion is our main objective. We anticipate no core recovery problems on this project, so to assure company that maximum core recovery is a top priority.

D.   MSHA RESPONSIBILITY CLAUSE
     The Contractor, agrees to comply with all of the requirements set forth in the Federal, Mine Safety and Health Act (MSHA) as well as all other applicable Local, State, and Federal laws. Contractor will provide their own MSHA identification number, which is ATO.


                    TERMS AND CONDITIONS

E.   THE COMPANY AGREES:
     1. Location of Work and of Holes and Safekeeping of Core. To determine the location, depth, and angle of each drill hole and make provisions for the safekeeping of all cores and sludge recovered. It shall be the Company's responsibility to provide containers for the storage of said samples unless specific arrangements are made that the Contractor supply containers.
     2. Right of Entry and Removal of Contractor's Property. To provide at its own expense, all rights of way, both of ingress and egress, and the peaceable possession of all real property that may be required in connection with said work, including real property upon which all necessary temporary buildings and other facilities may be erected, or placed, and so save the Contractor harmless from any and all damages, claims, costs, or charges of whatsoever kind or character incident to the occupation and use of said real property.
     3.   Roads and Drill Sites.
          To construct and maintain drill roads and drill sites free of cost to the Contractor.
     4.   Licenses.
          That all licenses, land and water use permits, environmental reports, state reports relating to hole plugging, etc. shall be the responsibility of the Company, and that Contractor shall cooperate with and gibe technical assistance to Company if requested for compliance with these regulations.
     5.   Depth of Hole.
          That no hole shall exceed the maximum depth set forth in item B.2. In the event other work or deeper drilling, other than is provided herein, is desired by the Company, such other work or drilling shall be performed under conditions and at such rates as may be agreed upon in a written instrument supplemental to this proposal, and such other work or drilling shall not be performed until such supplemental agreement is in writing and executed by both parties.
     6.   Water Supply.
          To arrange for a source of supply of water free of cost to Contractor.
     7.   Termination's.
          Company may terminate this Agreement at any time, in whole or in part, by 15 days written notice to Contractor representative.

F.   THE CONTRACTOR AGREES:
     1.   Services and Materials.
          To perform the work and provide the services and materials as stated in the forgoing.
     2.   Labor and Machinery.
          To supply all necessary equipment, including diamond drill machinery, labor, and all other operating expenses, except as herein specifically provided, at the Contractor's cost and expense.
     3.   Core Recovery and Care.
          To exercise reasonable care and precaution to recover as high a percentage of core as the grounds drilled will permit and to deliver all such core at the drill site to the person or persons designated by the Company.
     4.   Completion of Holes.
          To complete all holes according to specifications, but should conditions be encountered of such nature as to prevent successful completion of any hole. Contractor does not guarantee to drill to any certain depth, but shall drill as deep as practicable and shall be paid for such hole or holes at the rates specified for all footage completed.
     5.   Transportation of Crews and Equipment.
          To arrange for land surface transportation to unrestricted sites for crews and equipment listed in C.1. and C.2.
     6.   Insurance.
          To be subject to and operate under all applicable Federal and State Enactment's regarding Employer's Liability, Workmen's Compensation, Federal Social Security and Unemployment Compensation Insurance, expressly agreeing that its employees engaged in the work covered by this agreement are not and shall not be treated or considered as the servants or employees of the Company. To provide third-party liability insurance during the life of this contract with an insurance company or companies authorized to do business in the state where the work is to be performed and satisfactory to Company with coverage's of the kind and in the amounts set forth by the Company. Contractor shall, if requested to do so by the Company, secure insurance certificates satisfactory to Company showing that said insurance is in full force and effect and that the same shall not be cancelled or materially changed without thirty
          (30) days prior written notice.
     7.   Force Majeure.
          Except for the obligation to make money payments, neither party shall be responsible for failure of or delay in performance hereunder if such failure or delay is caused be reason of "Force Majeure" shall mean acts of God, strikes, lockouts, wars, insurrections, earthquakes, storms, fires, arrests and restrains by any government, civil disturbances, order, laws, or proclamations of government authorities and any other causes whether of the kind enumerated herein or otherwise which are not reasonably within the control of the party claiming suspension.
     8.   Confidentiality.
          All confidential information obtained by
          Contractor in connection with this agreement
          (unless such information is generally available to the public or is established to be in the general public domain) shall be held in confidence by Contractor provided same is clearly identified as confidential material.

G. The prices in this schedule will remain firm for a period of thirty days from the date shown in A.3. at which time, if the Agreement has not been accepted, Contractor reserves the right to revise any prices or conditions of this offer.

H. At the end of each month, Contractor will invoice for all chargeable items in the contract. The terms will be net 30 days. IN THE EVENT PAYMENT IS NOT MADE WITHIN THIS PERIOD, A LATE PAYMENT CHARGE OF 1 1/2 % PER MONTH, OR THE MAXIMUM AMOUNT PERMITTED BY LAW, WHICHEVER IS LOWER, WILL BE CHARGED, TO BE COMPUTED FROM THE DUE DATE TO THE DATE PAYMENT IS RECEIVED BY CONTRACTOR, TOGETHER WITH ALL COSTS AND EXPENSES INCURRED IN COLLECTION INCLUDING REASONABLE ATTORNEY FEES AND COURT COSTS.
     This Agreement shall be governed by and construed in accordance with the laws of the state of the job site location. If any term, provision or condition contained herein shall, to any extent, be invalid or unenforceable, pursuant to state law or otherwise, the remainder of the terms, provisions and conditions hereof (or the application of such terms, provisions, or conditions to persons or circumstances other than those in respect in which it is invalid or unenforceable) shall not be affected thereby, and each term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     To assure mutual agreement on quantities, Company's representative should confer with Contractor's representative on a weekly basis, or as often as feasible. Should Company's representative not be available Contractor shall invoice from quantities detailed on Contractor's Daily Driller's Report. Copies of which are provided Company's representative.

I.   Periodic payments to the Contractor shall be made by
     paying 50% of the amount billed in cash and 50% in common stock of the Company. The value of the Company stock will be computed monthly by taking the average closing price of the Company stock for the month being billed.
J.   Contractor shall be paid for the percussion trac-drill
     in the following manner:
          For the drill including bits & parts    - $75.00 per hr.
          Driller Pickup                          - $20.00 per day.
          Labor             - Direct costs and burdens plus 10% for
                               overhead and profit.


Hanover Gold Company, Inc.              N. A. Degerstrom Inc.
by /s/ James A. Fish                    by /s/ Neal A. Degerstrom
---------------------------             ----------------------------
Company                                 Contractor